Exhibit 10.5

2018 Executive & Sales Leadership Bonus Plan

This Avalara, Inc. 2018 Executive & Sales Leadership Bonus Plan (the “Plan”) is a summary of the executive and sales leadership bonus plan of Avalara, Inc. (the “Company”) covering the period from January 1, 2018 through December 31, 2018. The purpose of the Plan is to promote the success of the Company by rewarding leaders (“Leaders”) for outstanding business results, as well as promoting retention of high performing employees.

Performance bonuses are paid to our Leaders and are based on the achievement of performance objectives that are determined by their managers, as well as the Company’s performance. Each Leader’s performance objectives may change from year to year as the Company continues to evolve and different priorities are established but remain subject to the review and approval of the CEO and/or the Compensation and Leadership Development Committee of the Board of Directors (the “CLDC”).

For 2018, performance bonuses may be earned under the Plan based on the attainment of both Company performance components and Individual performance components measured as of the end of calendar year 2018. Under the Plan, the Company performance component accounts for 70% of the total performance bonus and the Individual performance component accounts for 30% of the total performance bonus. The Plan details are below:

1.	Company Performance Component = 70%:

Consisting of four equally weighted Company performance objectives, which may be earned, in whole or in part, based on actual performance compared to target and calculated on a sliding scale between 25% (threshold) and 200% (maximum). No amounts are earned if the actual performance compared to target is less than the threshold. Performance objectives for 2018 are as follows:

•	New Bookings:

An estimate of the one-year (12 month) value of a new signed contract to use our services – this includes subscriptions, new and upsell orders, signed statement of works, signed but estimated contract values, signed but estimated returns usage, billed usage, and collected usage overages, as approved by the CEO and/or CFO. Consolidated Company bookings, including new bookings, are calculated, reconciled, and reported monthly by Finance.

•	Magic Number:

Magic Number evaluates the cost of acquiring New Annual Recurring Revenue, as a measure of sales and marketing efficiency. Magic Number is calculated and reported quarterly by Finance. The annual target and performance against it are based on the average quarterly Magic Number for the year.

•	Revenue:

Consolidated worldwide revenue is calculated in accordance with US generally accepted accounting principles and reported monthly by Finance.

2018 Executive & Sales Leadership Bonus Plan

•	Adjusted EBITDA:

Adjusted EBITDA is calculated as GAAP Operating Income + Stock Based Compensation expense + Depreciation and Amortization expense and is reported monthly by Finance.

2.	Individual Performance Component (MBOs) = 30%:

Determined by a Leader’s attainment of goals and performance targets as established in their 2018 Individual Goal Setting & Performance Review Plan. MBO attainment follows the performance rating guidelines below:

3.	Accelerators:

If an accelerator target is achieved, the acceleration percentage will be added to the Company Performance Component (70%) of the bonus. Below is the list of accelerators:

•	10% Accelerator – 2018 Customer Satisfaction (eNPS) target at or above 20.

•	10% Accelerator – 2018 gross margin target at or above 74.2%.

•	10% Accelerator – 2018 annual revenue churn target below 4%.

•	NPS is calculated and reported monthly by Customer Loyalty.

•	Gross margin is calculated and reported monthly by Finance.

•	Revenue churn is calculated and reported quarterly by Finance.

4.	Payout Schedule:

The 2018 bonus will be paid out by March 15, 2019.

2018 Executive & Sales Leadership Bonus Plan

5.	Eligibility:

The Plan applies to Executives and eligible Sales and Marketing Leaders, as determined by the CEO. To qualify for the bonus payment under the Plan, a Leader must:

•	Be actively employed with the Company or its subsidiaries for a minimum of three (3) months from January 1, 2018 through December 31, 2018;

•	Be actively employed at the time the bonus is paid out; and

•	Have a final performance rating of “Achieves” or better.

6.	Eligible Earnings:

The bonus will be based on 2018 eligible earnings. Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, PTO, floating holidays, and sick time. Other bonus or incentive earnings, such as commissions, are not included in eligible earnings for Company bonus purposes.

Terms and Conditions:

“Actively employed” means that the employee is a current employee of the Company and is not on any paid or unpaid leave of absence, with the exception of approved PTO. Employees on a paid or unpaid leave, other than PTO, at the time the bonus is paid will receive their bonus upon return to active employment.

The Company intends for the benefits provided under the Plan to comply with Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

The CEO, with input from the Board of Directors or the CLDC, will approve the Company performance component made under the Plan and may make discretionary adjustments as they deem appropriate, in the Company’s sole discretion. Performance bonuses made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Questions regarding the Plan should be directed to the CFO or EVP Human Resources.